Exhibit 99.1

Talos Energy Adopts Limited Duration Stockholder Rights Plan

Houston, Texas, October 1, 2024 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced that its Board of Directors has adopted a limited duration stockholder rights plan (the “Rights Plan”). The Rights Plan is effective immediately and will expire on October 1, 2025, unless approved by Talos stockholders at the Company’s next Annual Meeting. The Board may consider an earlier termination of the Rights Plan if circumstances warrant.

The Board, in consultation with its independent advisors, adopted the Rights Plan solely in response to the continued accumulation of approximately 24% of shares of Talos common stock by Control Empresarial De Capitales (“Control Empresarial”) as disclosed in its most recent Form 4 filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 27, 2024. Control Empresarial has been an important and supportive Talos stockholder and the Company will continue to maintain an active and constructive dialogue with Control Empresarial.

“We have every intent to continue working constructively with Control Empresarial. The Board welcomes long-term investors. Consistent with its fiduciary duties, the Board determined that based on the current circumstances, it was in Talos stockholders’ best interest to adopt a rights plan to protect the long-term interests of all Talos stockholders,” said Neal P. Goldman, Chair of the Board of Directors.

The Rights Plan is similar to those adopted by other publicly traded companies and is intended to enable all Talos stockholders to realize the long-term value of their investment and protect Talos from any future efforts to obtain control of the Company that are inconsistent with the best interests of its stockholders.

The Rights Plan reduces the likelihood that any person or group gains future control of the Company through open market accumulation, or other tactics potentially disadvantaging the interests of all stockholders, without paying all stockholders an appropriate control premium or providing the Company’s Board of Directors sufficient time to make informed decisions in the best interest of all stockholders. The Rights Plan is not intended to deter offers that are fair and otherwise in the best interests of the Company’s stockholders, and does not prevent the Board of Directors from considering any proposal.

Pursuant to the Rights Plan, the Company’s Board of Directors is issuing one right for each current share of common stock outstanding. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock. Under the Rights Plan, the rights will generally become exercisable if a person or group acquires beneficial ownership, as defined in the Rights Plan, of 25% or more of the Company’s common stock in a transaction not approved by the Company’s Board of Directors. If any person or group is the beneficial owner of 25% or more of common shares outstanding as of or prior to the announcement of the adoption of the Rights Plan, then the rights will not be exercisable until that person or group acquires one or more additional shares (unless upon becoming the beneficial owner of such additional shares, such person is not then the beneficial owner of 25% or more of the shares outstanding).

If the rights become exercisable, each holder of a right (other than the acquiring person or group, whose rights will become void and will not be exercisable) will have the right to purchase, upon payment of the then-current exercise price, a number of shares of Company common stock having a market value of twice the exercise price of the right. In addition, at any time after a person or group acquires 25% or more of the Company’s common stock, the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by the acquiring person or group, which would have become void).

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

Further details about the Rights Plan are contained in a Form 8-K filed today by the Company with the Securities and Exchange Commission.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven, innovative, independent energy company focused on maximizing long-term value through its Upstream Exploration & Production business in the United States Gulf of Mexico and offshore Mexico. We leverage decades of technical and offshore operational expertise to acquire, explore, and produce assets in key geological trends while maintaining a focus on safe and efficient operations, environmental responsibility, and community impact. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Clay Jeansonne

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast,” “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, statements related to the anticipated benefits, expected timing and impact of the Rights Plan, including the ability of the Rights Plan to protect stockholders’ interests and maximize stockholder value and to effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its stockholders and the other risks discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and “Risk Factors” in our subsequent Quarterly Reports on Forms 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”).

Should one or more of the risks or uncertainties described herein occur, or should underlying assumptions prove incorrect, our actual results, including project plans, production rates and resource recoveries, could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002